EXHIBIT 99

Marine Products Corporation Reports Second Quarter 2014 Financial Results

ATLANTA, July 23, 2014 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended June 30, 2014.  Marine Products is a leading manufacturer of fiberglass boats under two brand names: Chaparral sterndrive and jet drive pleasure boats, including H2O Sport and Fish & Ski Boats, SSi and SSX Sportboats, Sunesta WT Sportdecks, Xtreme Tow Boats, Signature Cruisers and Vortex Jet Boats, and Robalo outboard sport fishing and bay boats.

For the quarter ended June 30, 2014, Marine Products generated net sales of $47,975,000, a 13.6 percent increase compared to $42,235,000 in the same period of the prior year.  The increase in net sales was due to higher unit sales during the quarter as compared to the prior year.  Unit sales of our larger Robalo sport fishing boats and bay boats increased during the quarter, as well as sales of our larger Chaparral H2O models.  Sales of our Vortex jet boats, which we started to produce in the first quarter of this year, also contributed to our unit sales increase.

Gross profit for the quarter was $9,432,000, or 19.7 percent of net sales, a 28.9 percent increase compared to gross profit of $7,315,000, or 17.3 percent of net sales, in the same period of the prior year.  As a percentage of net sales, gross profit increased due to efficiencies from higher unit sales volumes as well as a favorable model mix during the quarter.

Operating profit for the quarter was $4,125,000, an increase of 66.2 percent compared to $2,482,000 in the second quarter of last year due to higher gross profit, partially offset by higher selling, general and administrative expenses.  Selling, general and administrative expenses increased by 9.8 percent to $5,307,000 in the second quarter of 2014 compared to $4,833,000 last year due to costs that vary with sales and profitability, such as incentive compensation and sales commissions.  As a percentage of net sales, these expenses were approximately the same in the second quarter of 2014 and the second quarter of 2013.  Interest income was $121,000 during the second quarter of 2014, a decline of 32.0 percent compared to $178,000 during the second quarter of 2013.  Interest income declined during the quarter due to lower returns on our marketable securities investments, partially offset by a higher average cash and marketable securities balance during the second quarter of 2014 compared to the prior year.

Net income for the quarter ended June 30, 2014 was $3,013,000, compared to net income of $1,935,000 for the second quarter of 2013, an increase of 55.7 percent.  Diluted earnings per share were $0.08 in the second quarter of 2014 compared to $0.05 in the second quarter of last year.

Net sales for the six months ended June 30, 2014 were $95,677,000, an increase of 10.6 percent compared to the first six months of 2013.  Net income for the six-month period was $4,991,000 or $0.13 earnings per diluted share, compared to net income of $3,384,000, or $0.09 earnings per diluted share in the prior year.

Second Quarter 2014 Earnings Press Release

Richard A. Hubbell, Marine Products’ Chief Executive Officer stated, “We are pleased with our financial results for the second quarter of 2014.  Our Robalo sport fishing boats, especially the new bay boats, continue to generate higher unit sales.  Among our Chaparral models, sales of our largest H2O models increased during the second quarter, and our Chaparral 307 SSX continued to generate strong unit sales as well.  Profitability improved because of increased efficiencies from higher unit sales and a more profitable model mix.  We also continued the introduction of our new Vortex jet boat models during the second quarter.  Although we have not yet achieved production levels that meet our dealer and consumer demand, we are pleased with the progress of these new models.

“The 2014 retail selling season has been compressed due to a long winter in many of our markets.  Although this is disappointing, there are indications that retail sales at the end of the selling season have improved, which is confirmed by reasonable dealer inventory levels at the end of the quarter.  The most recent market share statistics from Statistical Surveys, Inc. show that Chaparral continues to hold the largest share of the 18- to 35-foot sterndrive market.  These reports also show that Robalo is gaining market share within its segment. We continue to be gratified by this recognition from our dealers and consumers.  We have started producing and shipping selected 2015 models, and will soon be introducing several new models to our dealers at our annual dealer conference later in the third quarter,” said Hubbell.

Marine Products Corporation will hold a conference call today, July 23, 2014 at 8:00 a.m. Eastern Time to discuss the results for the quarter.  Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at www.marineproductscorp.com.  The live conference call can also be accessed by calling (888) 503-8169 or (719) 325-2494 and using the conference ID #6106566.  A replay of the conference call will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and jet drive pleasure boats, and Robalo sport fishing and bay boats and continues to diversify its product lines through product innovation and is prepared to consider strategic acquisition targets.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

Second Quarter 2014 Earnings Press Release

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes.  In particular, such statements include, without limitation, statements related to our belief that sales at the end of the 2014 retail selling season have improved, our belief that our dealer inventory levels are reasonable, our plans to soon introduce several new models to our dealers, and our preparedness to capitalize on opportunities to increase market share and generate superior financial performance to build long-term shareholder value.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements.  These risks include possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products’ network of independent boat dealers or availability of financing of their inventory, and competition from other boat manufacturers and dealers.  Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in Marine Products’ Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2013.

For information contact:

BEN M. PALMER
Chief Financial Officer
(404) 321-7910
irdept@marineproductscorp.com

JIM LANDERS
Vice President, Corporate Finance
(404) 321-2162
jlanders@marineproductscorp.com

Second Quarter 2014 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended June 30, (Unaudited)	Second Quarter			Six Months
	2014	2013	% BETTER (WORSE)	2014	2013	% BETTER (WORSE)
Net Sales	$47,975	$42,235	13.6%	$95,677	$86,518	10.6%
Cost of Goods Sold	38,543	34,920	(10.4)	77,407	72,091	(7.4)
Gross Profit	9,432	7,315	28.9	18,270	14,427	26.6
Selling, General and Administrative Expenses	5,307	4,833	(9.8)	11,377	10,473	(8.6)
Operating Profit	4,125	2,482	66.2	6,893	3,954	74.3
Interest Income	121	178	(32.0)	243	327	(25.7)
Income Before Income Taxes	4,246	2,660	59.6	7,136	4,281	66.7
Income Tax Provision	1,233	725	(70.1)	2,145	897	(139.1)
Net Income	$3,013	$1,935	55.7%	$4,991	$3,384	47.5%

EARNINGS PER SHARE
Basic	$0.08	$0.05	60.0%	$0.13	$0.09	44.4%
Diluted	$0.08	$0.05	60.0%	$0.13	$0.09	44.4%

AVERAGE SHARES OUTSTANDING
Basic	36,989	36,829		36,973	36,774
Diluted	37,180	37,023		37,240	37,003

Second Quarter 2014 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At June 30, (Unaudited)	(in thousands)
	2014	2013
ASSETS
Cash and cash equivalents	$2,453	$4,627
Marketable securities	8,125	3,813
Accounts receivable, net	4,370	4,389
Inventories	25,177	29,310
Income taxes receivable	-	379
Deferred income taxes	1,293	1,398
Prepaid expenses and other current assets	1,610	1,508
Total current assets	43,028	45,424
Property, plant and equipment, net	11,142	11,288
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	36,305	32,434
Deferred income taxes	3,122	3,477
Other assets	8,499	6,838
Total assets	$105,869	$103,234

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$4,476	$8,647
Accrued expenses and other liabilities	11,006	9,283
Total current liabilities	15,482	17,930
Long-term pension liabilities	6,488	6,233
Other long-term liabilities	83	87
Total liabilities	22,053	24,250
Common stock	3,817	3,810
Capital in excess of par value	3,157	2,684
Retained earnings	77,643	74,221
Accumulated other comprehensive loss	(801)	(1,731)
Total stockholders’ equity	83,816	78,984
Total liabilities and stockholders’ equity	$105,869	$103,234